Exhibit 10.3

MICREL, INCORPORATED
2012 Equity Incentive Award Plan
Non-Employee Director Equity Compensation Policy

Adopted February 28, 2012

1.  General.  This Non-Employee Director Equity Compensation Policy (the “Policy”) is adopted by the Board of Directors (the “Board”) of Micrel, Incorporated, a California corporation, (the “Company”) in accordance with Section 4.6 of the Micrel, Incorporated 2012 Equity Incentive Award Plan (as amended from time to time, the “Plan”).  Capitalized but undefined terms used herein shall have the meanings provided for in the Plan.

2.  Board Authority.  Pursuant to Section 4.6 of the Plan, the Administrator may adopt a written policy for the grant of Awards under the Plan to Non-Employee Directors, which policy is to specify, with respect to any such Awards, the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Board determines in its discretion.

3.  Initial Equity Grants to Non-Employee Directors.  Each person who is initially elected to the Board as a Non-Employee Director shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such initial election a Non-Qualified Stock Option to purchase fifteen thousand (15,000) shares of Common Stock (subject to adjustment as provided in Section 14.2 of the Plan) (“Initial Director Options”).  Notwithstanding the foregoing, members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain members of the Board shall not receive Initial Director Options.

4.  Subsequent Equity Grants to Non-Employee Directors.  Each person who is a Non-Employee Director immediately following an annual meeting of shareholders (provided that, on such date, he or she shall have served on the Board for at least six (6) months prior to the date of such annual meeting) shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting a Non-Qualified Stock Option to purchase ten thousand (10,000) shares of Common Stock (subject to adjustment as provided in Section 14.2 of the Plan) (“Annual Director Options”).  Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain on the Board, to the extent that they are otherwise eligible, shall receive, after termination of employment with the Company, Annual Director Options pursuant to this Section 4 (with the date of his or her termination of employment being deemed to be his or her date of initial election to the Board).

5.  Matching Equity Grants to Non-Employee Directors.  Each person who purchases shares of Common Stock on the open market and is a Non-Employee Director at the time of such purchase shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such purchase a Non-Qualified Stock Option to purchase shares of Common Stock in an amount equal to the shares of Company stock purchased on the open market by said person, up to a limit of 5,000 shares of Common Stock (subject to adjustment as provided in Section 14.2 of the Plan) per director during each period commencing on the date of the annual meeting of shareholders and ending on the date of the next annual meeting of shareholders (“Matching Director Options”).  Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain on the Board, to the extent that they are otherwise eligible, shall receive, after termination of employment with the Company, Matching Director Options pursuant to this Section.

6.  Terms of Awards Granted to Non-Employee Directors.  Except as otherwise provided in this Policy, the Awards granted to Non-Employee Directors pursuant to this Policy shall be subject to the terms and conditions applicable generally to Awards granted under the Plan and the agreement evidencing the grant.

(a)  The exercise price per share of Common Stock subject to each Award granted to an Non-Employee Director hereunder shall be equal to 100% of the Fair Market Value of a share of Common Stock on the date the Award is granted.

(b)  Each Award granted to an Non-Employee Director hereunder shall vest and become exercisable with respect to twenty-five percent (25%) of the shares of Common Stock subject to the Award on each anniversary of the date of grant, such that it shall be fully vested and exercisable with respect to one hundred percent (100%) of the shares of Common Stock subject thereto on the fourth anniversary of the date of grant.

(c)  Awards granted pursuant to this Policy shall automatically vest in full and become exercisable immediately prior to a Change in Control.

7.  Effect of Other Plan Provisions.  The other provisions of the Plan shall apply to the Awards granted automatically pursuant to this Policy, except to the extent such other provisions are inconsistent with this Policy.

8.  Incorporation of the Plan.  All applicable terms of the Plan apply to this Policy as if fully set forth herein, and all grants of Awards hereby are subject in all respect to the terms of such Plan.

9.  Written Grant Agreement; Authority.  The grant of any Award under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.  The officer(s) so designated by the Board shall be authorized to take all actions and execute all documents as necessary or desirable to implement the provisions of this Policy, without further action or authorization from the Board.

10.  Policy Subject to Amendment, Modification and Termination.  This Policy may be amended, modified or terminated by the Administrator in the future at its sole discretion.  No Non-Employee Director shall have any rights hereunder unless and until an Award is actually granted.  Without limiting the generality of the foregoing, the Board hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of shareholders.

11.  Effectiveness.  This policy shall become effective as of May 24, 2012.

*     *     *     *     *